Exhibit 99.2

TRANSCRIPT
OCC - Q4 2015 Optical Cable Corp Earnings Call

EVENT DATE/TIME: JANUARY 28, 2016 / 10:00AM ET

CORPORATE PARTICIPANTS

Aaron Palash Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Tracy Smith Optical Cable Corporation - Senior Vice President and Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

John Deysher Pinnacle Practice Management Services - CEO

PRESENTATION

Operator

Good morning. My name is Krystal and I'll be your conference operator today. At this time, I would like to welcome everyone to the Optical Cable Corporation fourth quarter and full year 2015 earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period.

(Operator Instructions)

Thank you.

I will now turn the conference over to Mr. Palash. You may begin your conference.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Good morning, and thank you all for participating in Optical Cable Corporation's fourth quarter and fiscal year 2015 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. If you don't have it, please visit www.occfiber.com for a copy.

On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release.

These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com, as well as today's call.

Now, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Thank you, Aaron, and good morning, everyone. I will begin the call today with a few opening remarks regarding our fourth quarter and fiscal 2015. Tracy will then review the fourth quarter and full year results for the three-month and 12-month periods ended October 31, 2015 in more detail.

After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session.

We will also offer individual shareholders the opportunity to submit questions in advance of our earnings call. We already have done that. And the instructions regarding such submissions are included in our press release announcing the date and time of our earnings call.

Now, turning to fiscal year 2015. OCC demonstrated strong operational and financial performance in the enterprise market in fiscal 2015. Our consolidated net sales in this market increased by more than 9% to $38 million as we continued to execute on key initiatives that we believe will support future growth.

Our development of new and updated product families for the enterprise market over the past two years—particularly our enterprise connectivity products—contributed to our increase in sales in this market.

Despite our strength in the enterprise market, our financial results were impacted by weakness in certain harsh environment and specialty markets, including the mining, oil and gas, and military markets, as well as by volatility in the wireless carrier market. The strong US dollar also impacted our sales outside of the US.

Unusually slow sales activity in the United States toward the end of calendar 2015 was surprising, and impacted OCC's fourth quarter. While this weakness in the US will impact OCC's sales in our first quarter of fiscal 2016, we're optimistic about the remainder of the year.

There are a number of key financial performance metrics for fiscal year 2015 that I would like to highlight for you:

First, OCC recorded consolidated net sales of $73.6 million in fiscal 2015, a decrease of $9.4 million, or 11.3%, compared to net sales of $83 million in fiscal 2014. A single customer in the wireless carrier market accounted for $6 million of the total decrease, as certain wireless carriers slowed their purchases—particularly toward the end of the year.

Gross profit was $21.8 million in fiscal 2015 compared to $28.5 million in fiscal 2014. Gross profit was impacted by lower sales in certain specialty markets that tend to have higher gross profit margins, and by the wireless carrier market, due to pricing pressures and higher volumes of lower margin hybrid cables.

OCC reduced selling, general and administrative expenses for fiscal year 2015 by 10.9% compared to fiscal year 2014.

Importantly, a non-cash charge of $2.4 million, or $0.39 per share, in connection with a valuation allowance offsetting OCC's net deferred tax assets, significantly impacted OCC's net loss for the fourth quarter and for the fiscal year. Tracy will describe that in a little more detail in a moment.

Net loss attributable to OCC (including the non-cash valuation allowance against net deferred tax assets) was $4.3 million, or $0.69 per share, compared to net income attributable to OCC of $684,000, or $0.10 a share, during fiscal year 2014.

Still, OCC generated annual positive cash flow from operating activities again this year. Net cash provided from operating activities was $1.2 million in fiscal year 2015.

While the macroeconomic conditions that impacted these 2015 results still persist, the OCC team is nimble and is able to adjust to market challenges. We're responding to the challenging operating environment and taking decisive steps to position OCC for success.

First, sales and marketing initiatives are underway, both to drive increased sales in markets with the greatest growth opportunities and to maintain sales in weaker markets.

Second, cost reductions were implemented near the end of fiscal year 2015 and during the first quarter of 2016, including work force reductions expected to save approximately $1 million annually, beginning in fiscal year 2016, and other cost reductions expected to save approximately $575,000 later in fiscal 2016.

Third, we are continuing to consider additional cost reductions.

Fourth, we are making modifications to our capital allocation program to enhance OCC's financial profile. During fiscal 2015, OCC declared quarterly cash dividends, totaling $0.08 per share or $560,000. We also repurchased and retired $380,000 of common stock during fiscal year 2015.

However, in light of the ongoing market conditions, OCC is suspending its quarterly dividend beginning January 2016. We are also suspending the purchase and retirement of shares under our repurchase plan. We believe these suspensions are temporary. The Board of Directors will regularly evaluate our dividend policy and share repurchase plan to determine the appropriate time to resume the programs, and may decide to resume either or both without advance notification.

These proactive steps were taken after careful and thorough consideration. We will continue to pursue additional opportunities to increase sales, realize manufacturing efficiencies and reduce costs, with the goal of positioning OCC for future opportunities.

Looking ahead, the global macroeconomic environment remains challenging as we enter 2016. The slowing Chinese economy, crude oil prices at 12-year lows, weakness in the stock markets, and downsizing at a number of leading manufacturing companies are headline news. That said, OCC continues to have a strong market position despite the macroeconomic and market headwinds. We strongly believe that OCC is well-positioned for growth and success.

We have continued to create a broad and growing suite of top-tier integrated connectivity and cabling solutions through product line expansions and innovative product designs. We are confident that these products and solutions, coupled with our investments in manufacturing, will continue to result in new opportunities for value creation at OCC.

Importantly, our interests are squarely aligned with those of our shareholders, with current employees and members of the Board of Directors owning more than 36% of the outstanding shares of OCC as of October 31, 2015.

All of us at OCC are working hard to ensure OCC's success. And we are confident that we have the right team and the right plan in place to meet the needs of our customers and create value for all OCC shareholders.

And with that, I will now turn the call over to Tracy Smith who will review some specifics regarding our fourth quarter and fiscal year 2015 financial results.

Tracy Smith - Optical Cable Corporation - Senior Vice President and Chief Financial Officer

Thanks, Neil. Consolidated net sales for fiscal 2015 decreased 11.3% to $73.6 million, compared to net sales of $83 million for fiscal 2014. The decrease was due to weakness in various specialty markets and volatility in the wireless carrier markets. A consolidated net sales increase of more than 9% to approximately $39 million (excluding Centric Solutions) in our enterprise market was insufficient to overcome decreases in these other markets.

The decrease in net sales when comparing fiscal years 2015 and 2014 is due to the decrease in net sales of our fiber optic cable products in various specialty markets and our harsh environment and specialty connectivity products. The majority of the net sales decrease in fiscal year 2015 was attributable to large orders from one customer decreasing $6 million when compared to orders from this customer in fiscal year 2014.

OCC achieved consolidated net sales of $16.8 million during the fourth quarter of fiscal 2015, compared to record quarterly net sales of $25.2 million for the same period last year.

Gross profit was $21.8 million in fiscal 2015, compared to $28.5 million in fiscal 2014. Gross profit margin, or gross profit as a percentage of net sales, was 29.6% in fiscal 2015, compared to 34.3% in fiscal 2014.

Gross profit was $5 million in the fourth quarter of fiscal 2015, compared to $9.1 million in the fourth quarter of fiscal 2014. Gross profit margin was 30% in the fourth quarter of fiscal 2015 compared to 35.9% in the fourth quarter of fiscal 2014.

Gross profit was impacted by lower net sales in certain specialty industry markets which tend to have higher gross profit margins. Also impacting gross profit was the wireless carrier market, with pricing pressures and with volumes of hybrid cables with high copper content, which tend to have lower gross profit margins.

As Neil mentioned, we have implemented cost reductions near the end of fiscal year 2015 and during the first quarter of 2016, which we expect will positively impact gross profit later in fiscal year 2016.

SG&A expenses decreased 10.9% to $24 million for fiscal 2015, compared to $27 million for fiscal 2014. SG&A expenses as a percentage of net sales were 32.7% in fiscal 2015, compared to 32.5% in fiscal 2014.

SG&A expenses decreased 21.6% to $5.8 million during the fourth quarter of fiscal 2015, compared to $7.4 million for fiscal 2014. The decrease in SG&A expenses during fiscal 2015, when compared to fiscal 2014, was primarily due to decreased employee related costs and decreased legal and professional fees.

Compensation costs have decreased when comparing fiscal 2015 to fiscal 2014 due to the reorganization initiatives implemented during the latter part of fiscal 2014 and decreases in commissions and employee incentives resulting from decreased net sales and financial results.

Legal and professional fees decreased when comparing fiscal 2015 to fiscal 2014 due to atypically high legal and professional fees that occurred in fiscal 2014 that were not expected to recur, and that did not recur, in fiscal 2015.

We also expect the cost reductions that Neil indicated we implemented near the end of fiscal year 2015 and during the first quarter of 2016 will positively impact SG&A expenses later in fiscal year 2016.

Net loss attributable to OCC for fiscal 2015 was $4.3 million, or $0.69 per basic and diluted share, compared to net income attributable to OCC at $684,000, or $0.10 per basic and diluted share, for fiscal 2014. For the fourth quarter of fiscal 2015, we reported a net loss attributable to OCC of $3 million, or $0.48 per basic and diluted share, compared to net income attributable to OCC of $947,000, or $0.14 per basic and diluted share, for the same period last year.

The net loss attributable to the company in the fourth quarter and for fiscal year 2015 includes a $2.4 million non-cash charge related to the establishment of an allowance against OCC's net deferred tax assets and has the effect of increasing the net loss attributable to OCC by $0.39 per share.

Net cash provided by operating activities for fiscal year 2015 was $1.2 million, compared to $4.4 million during fiscal year 2014.

The terms of our credit facilities with our banks requires us to comply, on a quarterly basis, with specific financial covenants including a debt service coverage ratio.

We were not in compliance with the debt service coverage ratio as of October 31, 2015; however, subsequent to the end of our fiscal year, we entered into loan modifications with both of our banks that provides a waiver of non-compliance of the debt service coverage ratio covenant for both the quarter ended October 31, 2015 and the quarter ending January 31, 2016. Further, the debt service coverage covenant has been temporarily modified to an interest coverage covenant, as defined in the loan modifications, for the second through fourth quarters of fiscal 2016.

Pursuant to the loan modifications, we agreed to an increase in the interest rate on advances under our Commercial Loan from LIBOR plus 2.2% to LIBOR plus 2.75% and covenant waiver fees totaling $35,000. Additionally, the loan modifications limit certain capital expenditures and additional indebtedness, if any, and place certain limits on dividend payments and stock repurchases. As of October 31, 2015, we had outstanding loan balances of $7.2 million under our real estate term loans. We also had outstanding borrowings of $6 million on our revolving credit facility and $2.6 million in available credit.

Importantly, OCC has not borrowed any funds on our revolving credit facility since August 2015.

As previously mentioned, OCC's results for fiscal year 2015 include a full valuation allowance on our net deferred tax assets. I believe this deserves some additional elaboration.

You will note that in our annual report filed this morning, that our effective tax rate for fiscal year 2015 was significantly impacted by the establishment of the $2.4 million valuation allowance against all of our net deferred tax assets, which is a non-cash charge that increased our net loss attributable to OCC for fiscal year 2015 by $2.4 million, or $0.39 per share.

Generally, net deferred tax assets arise from temporary differences between amounts recognized for purposes of US GAAP and amounts recognized for tax purposes that result in deductible amounts in future years based on provisions of the tax law. For example, net deferred tax assets can arise from allowances for doubtful accounts (not currently deducted for income tax purposes), allowances against inventory for damaged or slow-moving items (not currently deducted for income tax purposes), net operating loss carryforwards (not usable in the current period to reduce income taxes), and similar items from which we might expect to realize a future tax benefit.

US GAAP requires us to evaluate whether it is “more likely than not” that we will be unable to realize the future benefits of our net deferred tax assets. The amount of our loss before income taxes in fiscal year 2015 exceeds our income before taxes during the last two fiscal years. Under US GAAP, this is significant negative evidence—quite difficult to overcome—that leads us to conclude that it is “more likely than not” that we will be unable to realize the future benefits of our net deferred tax assets in the coming years. We have not been able to overcome this conclusion under US GAAP with the required objectively verifiable positive evidence.

While we believe that ultimately we will utilize the benefit of our net deferred tax asset in the future—and prior to any expiration of the usability of such deferred tax assets for income tax purposes—we have concluded as a result of our cumulative loss position and insufficient objectively verifiable positive evidence, it is appropriate under US GAAP for us to establish a full valuation allowance against net deferred tax assets as of October 31, 2015.

As a result of establishing a full valuation allowance against our net deferred tax assets, if we generate sufficient taxable income in future periods to realize a portion or all of our net deferred tax assets, our effective income tax rate could be unusually low due to the tax benefit attributable to the necessary decrease in our valuation allowance. Furthermore, if we generate losses before taxes in future periods, our effective income tax rate could also be unusually low, as any increase in our net deferred tax asset from such a net operating loss for tax purposes, would be offset by a corresponding increase to our valuation allowance against our net deferred tax assets.

If we generate sufficient income before taxes in future periods such that US GAAP would permit us to conclude that the removal of any valuation allowance against our net deferred tax asset is appropriate, then during the period in which such determination is made, we will recognize the non-cash benefit of such removal of the valuation allowance in income tax expense on our consolidated statements of operations, which will increase our net income attributable to OCC and will also increase the net deferred tax asset on our consolidated balance sheet.

If we do not generate sufficient income before taxes in future periods such that US GAAP would permit us to conclude that the reduction or removal of any valuation allowance against our net deferred tax asset is appropriate, then no such non-cash benefit would be realized.

With that, I'll turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Thank you, Tracy. And now, if you have any questions, we are happy to answer them.

Operator, if you could please indicate the instructions for participants to call in their questions, if they have any, I would appreciate it. Thank you.

QUESTION AND ANSWER

Operator

(Operator Instructions)

We have a question. It comes from the line of John Deysher with Pinnacle.

John Deysher - Pinnacle Practice Management Services - CEO

Good morning. I was curious on the sales decline in the fourth quarter, about 33% or so. Could you break that down, perhaps provide some color as to what industries contributed to that decline?

The release says military, industrial, mining, petrochemical and so forth. But perhaps you could provide some color as to where the bulk of that decline came from?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Yes, the bulk of the decline was in the wireless carrier market. So, you will notice when you compare this fourth quarter to last year's fourth quarter, we had a significant record fourth quarter last year because of a large volume in wireless carrier sales. And in the fourth quarter of this year, that did not occur and that explains most of the difference.

John Deysher - Pinnacle Practice Management Services - CEO

Okay. Does that reflect then the $6 million order I guess that you had last year that you didn't have this year?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Well, yes, it wasn't just one order to be clear.

John Deysher - Pinnacle Practice Management Services - CEO

One customer.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

It was one customer, but various orders. And if you look at the difference in Q4 last year versus Q4 this year, the difference in wireless carrier sales is slightly above the $6 million.

John Deysher - Pinnacle Practice Management Services - CEO

Okay. Have you disclosed who that carrier is?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

No, we don't, we don't typically disclose our customers and I mean this is one of the challenges that we have as we have gone into the wireless carrier market. Most of our other markets are so diverse, while we have swings and differences, there is a lot -- and there's some volatility, normally that diversification evens out and eliminates any large swings.

But the wireless carrier market is large enough and the orders are large enough that any swings can impact our top-line and that's what we saw between 2014 and 2015 as well as 2013 to 2014.

John Deysher - Pinnacle Practice Management Services - CEO

Understood, but you intend to stay in the wireless carrier marketplace.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Correct, and also to be clear, we typically don't sell directly to carriers themselves. I mean our products are usually bundled through value added resellers and so we're working with intermediaries that are selling a more complete solution to the wireless carrier market directly.

John Deysher - Pinnacle Practice Management Services - CEO

Right, but just to follow-up on that, do you bill the wireless carrier or do you bill the value added --

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Yes, we bill the value added reseller who is our customer, we do not have direct contact with the actual wireless carrier.

John Deysher - Pinnacle Practice Management Services - CEO

Got it. Thank you very much.

Operator

(Operator Instructions)

At this time, there are no further questions.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Okay. Thank you.

Aaron, I want to check to see if we had any questions submitted by individual investors or shareholders.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Neil at this time, we do not have any questions submitted by individual shareholders.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Thank you, Aaron. I'd like to thank everyone for participating on the call today. And as always, we appreciate your time and your interest in OCC. Have a nice day.

Operator

This concludes today's conference call. You may now disconnect.